UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2014

STR Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

001-34529 (Commission File Number)	27-1023344 (I.R.S. Employer Identification No.)

18 Craftsman Road, East Windsor, Connecticut (Address of Principal Executive Offices)	06088 (Zip Code)

(860) 763-7014

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement.

On August 11, 2014 (the “Effective Date”), STR Holdings, Inc., a Delaware corporation (“STR” or the “Company”), entered into certain definitive agreements with Zhenfa Energy Group Co., Ltd., a Chinese limited liability company (“Zhenfa”) and its indirect wholly owned subsidiary, Zhen Fa New Energy (U.S.) Co., Ltd., a Nevada corporation (the “Purchaser”).

Stock Purchase Agreement

On the Effective Date, the Company and the Purchaser entered into a Stock Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company agreed to issue and sell to the Purchaser, and the Purchaser agreed to purchase from the Company, an aggregate of 27,632,130 shares (the “Purchased Shares”) of the Company’s authorized but unissued common stock, par value $0.01 per share (the “Common Stock”), for an aggregate purchase price (“Purchase Price”) of approximately $21.7 million, or $0.784 per share (the “Transaction”).  The Purchased Shares will represent approximately 51% of the Company’s outstanding shares upon the closing of the Transaction (the “Closing”).

In connection with the execution of the Purchase Agreement, the Purchaser paid to the Company a deposit of $3.2 million (the “Deposit”).  The Purchaser had also previously paid the Company $0.2 million in connection with the negotiation of the Purchase Agreement (the “Prior Payment”).  Upon the Closing, the Deposit and the Prior Payment will be credited against the Purchase Price and, subject to certain conditions, are refundable to the Purchaser if the Closing does not occur.  If the Closing does not occur as a result of a breach of the Agreement by the Purchaser, the Company’s sole and exclusive remedy will be to retain the Deposit and Prior Payment.

In connection with the Closing, the Company shall declare a special dividend (the “Special Dividend”) to be paid to all stockholders of the Company (other than the Purchaser) in an amount equal to $0.85 per share.  The Purchase Agreement also anticipates that the Company will seek approval from the stockholders for a reverse stock split following the payment of the Special Dividend.  The Purchaser’s obligations under the Purchase Agreement are not conditioned on the receipt of financing.

Immediately following the Closing, the Company has agreed to reconstitute the Board, such that, subject to certain conditions and the fiduciary duties of the Board, the Board shall consist of seven directors, of which (i) up to four directors shall be designated by the Purchaser (the “Purchaser Directors”), at least two of whom shall be independent directors (in accordance with the applicable rules and regulations of the New York Stock Exchange and the Securities Exchange Act of 1934, as amended), (ii) at least two shall be continuing existing independent directors of the Company (the “Continuing Directors”) and (iii) one shall be the Chief Executive Officer of the Company.  From the Closing until the Company’s 2017 annual meeting of stockholders (the “2017 Annual Meeting”) the Continuing Directors shall constitute a new standing committee of the Board (the “Continuing Directors Committee”).  The Continuing Directors Committee will have the power and authority, among other things, to (i) represent the Company in enforcing all matters under the Purchase Agreement and (ii) review and approve certain related party transactions with the Purchaser and its affiliates.  In addition, until the 2017 Annual Meeting, the Purchaser has agreed, among other things and subject to applicable fiduciary duties, (i) to vote its shares of Common Stock for the election of the nominees for Continuing Directors; (ii) that at least one Continuing Director shall serve on each committee of the Board; and (iii) that a Continuing Director shall be appointed as chair of all standing committees.

From the Effective Date through the date of the 2017 Annual Meeting, the parties also agreed that, unless otherwise consented to by the Purchaser and the Continuing Directors Committee, the Company will: (i) use commercially reasonable efforts to retain its listing on the New York Stock Exchange; (ii) continue to file all required reports with the Securities and Exchange Commission (the “SEC”); (iii) continue to carry on its business as a manufacturer of solar panel encapsulant products in the ordinary course consistent with past practice; and (iv) use commercially reasonable efforts to preserve substantially intact its present business organization, and to continue the employment and services of its current executive officers and key technical personnel.

For a period of two years following the Closing, the Purchaser has agreed that, without the consent of the Continuing Directors Committee, neither it nor any of its affiliates will acquire any further shares of Common Stock, provided, however, that subject to certain limitations, the Purchaser may from time to time purchase shares in order to continue to maintain an ownership interest up to an aggregate of 52% of the issued and outstanding Common Stock.

The Purchase Agreement also contains customary covenants, representations and warranties of the parties, including, among others, a covenant by the Company to conduct its business in the ordinary course during the interim period between the Effective Date and the Closing and not to engage in certain kinds of activities during such period.    In addition, subject to certain exceptions, the Purchase Agreement contains certain restrictions on the Company’s ability to solicit or participate in discussions regarding alternative transactions.  For example, the Purchase Agreement contains a “fiduciary-out” provision that allows the Board, in response to an Intervening Event (as defined in the Purchase Agreement), to change its recommendation to the Company’s stockholders and, in response to a Superior Proposal (as defined in the Purchase Agreement), to change its recommendation to the Company’s stockholders and terminate the Purchase Agreement in order to enter into a definitive agreement providing for implementation of such Superior Proposal, subject to the Purchaser’s right to match the proposal.

The Closing is expected to occur in the fourth quarter of 2014 and consummation of the Transaction is subject to the satisfaction of a number of conditions, including, but not limited to: (i) the approval of the sale and issuance of the Purchased Shares by the Company’s stockholders, (ii) receipt of all required regulatory approvals, including clearance by the Committee on Foreign Investment in the United States and certain Chinese governmental authorities, (iii) declaration of the Special Dividend by the Company, (iv) the absence of a material adverse effect with respect to certain Company representations and warranties as of the date when made, and the Company’s compliance with its covenants.

The Purchase Agreement contains certain termination rights of the Purchaser and the Company.  Upon the termination of the Purchase Agreement under certain circumstances, including a change in recommendation of the Board, the Company is required to pay the Purchaser a termination fee of $0.86 million (the “Termination Fee”).  Subject to certain exceptions, if the Purchase Agreement is terminated by the Purchaser under certain circumstances, the Company is required to reimburse the Purchaser for costs and expenses incurred in connection with the Transaction in an aggregate amount not to exceed $0.5 million.  If the Purchase Agreement is terminated and a termination fee is payable to the Purchaser, the termination fee shall be reduced by the amount of any expense reimbursement.

Pursuant to the Purchase Agreement, the Company has agreed to endeavor in good faith to cause each of its executive officers and directors, as well as certain funds controlled by such persons, to enter into a voting agreement with the Purchaser, whereby such party, among other things and subject to the terms and conditions thereof, will agree to vote in favor of the approval of the Transaction and against any alternative transaction.

At Closing, the Company agreed to enter into a registration rights agreement with the Purchaser that will, among other things, require the Company to register the Purchased Shares upon the request of the Purchaser or certain transferees of the Purchased Shares.  Pursuant to the terms of the registration rights agreement, these registration rights will not become effective until one year after the Closing and the costs incurred in connection with such registrations will be borne by the Company.

Sales Service Agreement

In connection with the execution of the Purchase Agreement, the Company entered into a sales service agreement (the “Sales Service Agreement”) with Zhenfa whereby Zhenfa has agreed, among other things, to assist the Company in a number of endeavors, including, without limitation, marketing and selling the Company’s products in China, acquiring local raw materials, hiring and training personnel in China, and complying with Chinese law.  Pursuant to the Sales Service Agreement, Zhenfa has also provided the Company with an option to lease a manufacturing facility owned by Zhenfa.  Such facility will be at least 10,000 square meters and will be rent free for a period of at least five years.  If the Company wishes to extend its lease, rent will be at 50% of market rent for a second five year term.  The Sales Service Agreement becomes effective on the date of Closing, has an initial term of two years following the date of Closing and is automatically extended for one year periods unless terminated earlier.  The Sales Service Agreement may also be terminated by either party at such time as Zhenfa and its affiliates own less than 10% of the outstanding Common Stock of the Company.

Guarantee Agreement

In connection with the execution of the Purchase Agreement, the Company entered into a guarantee agreement (the “Guarantee Agreement”) with Zhenfa, pursuant to which Zhenfa has agreed to guarantee all obligations of the Purchaser under the Purchase Agreement, including, but not limited to, the payment of the Purchase Price and the performance of all covenants and agreements of the Purchaser in the Purchase Agreement.  However, Zhenfa’s obligations under the Guarantee Agreement are limited significantly prior to receiving approval of the Transaction from certain Chinese governmental authorities.

Cautionary Notes

The Purchase Agreement, and other agreements entered into or to be entered into in connection therewith and described herein (the “Related Agreements”) have been included to provide investors and security holders with information regarding the terms of the Transaction.  They are not intended to provide any other factual information about the Company.  The representations, warranties, covenants and agreements contained in the Purchase Agreement and the Related Agreements, which were or will be made only for purposes of the applicable agreement and as of specific dates, were solely for the benefit of the parties thereto, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the respective parties instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and security holders.  Investors and security holders are not third-party beneficiaries under the Purchase Agreement or any of the Related Agreements and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Purchaser or Zhenfa or any of their respective subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement or any Related Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The foregoing summary of the Purchase Agreement, the Related Agreements and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such agreements, which are included as exhibits to the Purchase Agreement or attached hereto as Exhibits, and incorporated herein by reference. Each of the executed Purchase Agreement, the Sales Service Agreement and Guarantee Agreement filed herewith as Exhibit 2.1, Exhibit 10.1 and Exhibit 10.3, respectively, were written in the English and Chinese language. For purposes of filing these documents with the Securities and Exchange Commission, the Chinese translation has been omitted. In the event of any discrepancies between the English and Chinese language, the English version will control.

Item 3.02                   Unregistered Sales of Equity Securities.

The information disclosed under Item 1.01 is incorporated into this Item 3.02 in its entirety.

The Purchased Shares are expected to be issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), as set forth in Section 4(2) under the Securities Act.

Item 8.01                   Other Events.

On August 12, 2014, the Company issued a press release announcing the entry into the Purchase Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Current Report on Form 8-K may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. With respect to the proposed transaction, such forward-looking statements include, but are not limited to, statements regarding the expected completion of the Transaction, market and growth opportunities, anticipated synergies and other benefits associated with the Transaction and other statements that are not historical fact.

These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, but not limited to: the ability of the parties to consummate the Transaction in a timely manner or at all; satisfaction of the conditions precedent to consummation of the Transaction, including the ability to secure any governmental or regulatory approvals in a timely manner or at all, and approval by the stockholders; the possibility of litigation (including related to the transaction itself); the ability to realize synergies from the proposed transaction; the possibility that competing offers may be made; operational challenges in achieving strategic objectives and executing our plans; the risk that markets do not evolve as anticipated; the potential impact of the general economic conditions; and other economic, business and/or competitive factors.  The risks included are not exhaustive.  Other factors that could adversely affect the Transaction and STR’s business and prospects is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and

Results of Operations” in the Company’s Form 10-K filed on March 13, 2014 and in subsequent periodic reports on Forms 10-K, 10-Q and 8-K, as well as in the proxy statement to be filed by STR, each of which contain and identify other important factors that could cause actual results to differ materially from those contained in any projections or forward-looking statements.  You are urged to carefully review and consider the disclosure found in the Company’s filings which are available on http://www.sec.gov or http://www.strsolar.com.  The Company undertakes no obligation to publicly update any forward-looking statement contained in this report, whether as a result of new information, future developments or otherwise, except as may be required by law.

Additional Information and Where You Can Find It

In connection with the proposed transaction, STR intends to file relevant materials with the Securities and Exchange Commission (the “SEC”) and other governmental or regulatory authorities, including a proxy statement.  INVESTORS ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE PURCHASER, ZHENFA AND THE TRANSACTION.  The proxy statement and certain other relevant materials (when they become available) and any other documents filed by STR with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov. In addition, investors may obtain free copies of documents filed with the SEC by contacting STR’s Investor Relations at (860) 763-7014, x7437, or by accessing STR’s investor relations website at www.strsolar.com.  Investors are urged to read the proxy statement and information statement and other relevant materials when they become available before making any voting or investment decision with respect to the transaction.

Participants in the Solicitation

STR and its executive officers and directors may be deemed to be participating in the solicitation of proxies in connection with the Transaction.  Information about the executive officers and directors of STR and the number of shares of STR’s common stock beneficially owned by such persons is set forth in the proxy statement for STR’s 2014 annual meeting of stockholders which was filed with the SEC on April 1, 2014.  Investors may obtain additional information regarding the direct and indirect interests of STR and its executive officers and directors in the Transaction by reading the proxy statement regarding the Transaction when it becomes available.

Item 9.01                   Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
2.1	Stock Purchase Agreement, dated August 11, 2014, by and between STR Holdings, Inc. and Zhen Fa New Energy (U.S.) Co., Ltd.†

10.1	Sales Service Agreement, dated August 11, 2014, by and between STR Holdings, Inc. and Zhenfa Energy Group Co., Ltd.

10.2	Form of Voting Agreements (included as Exhibit D to the Stock Purchase Agreement, filed herewith as Exhibit 2.1).

10.3	Guarantee Agreement, dated August 11, 2014, by and between STR Holdings, Inc. and Zhenfa Energy Group Co., Ltd.

99.1	Press Release entitled “STR Holdings Announces Strategic Relationship With The Zhenfa Energy Group” issued by the Company on August 12, 2014.

† Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 12, 2014	STR Holdings, Inc.

	By:	/s/ Alan N. Forman

Alan N. Forman
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
2.1	Stock Purchase Agreement, dated August 11, 2014, by and between STR Holdings, Inc. and Zhen Fa New Energy (U.S.) Co., Ltd.†

10.1	Sales Service Agreement, dated August 11, 2014, by and between STR Holdings, Inc. and Zhenfa Energy Group Co., Ltd.

10.2	Form of Voting Agreement (included as Exhibit D to the Stock Purchase Agreement, filed herewith as Exhibit 2.1).

10.3	Guarantee Agreement, dated August 11, 2014, by and between STR Holdings, Inc. and Zhenfa Energy Group Co., Ltd.

99.1	Press Release entitled “STR Holdings Announces Strategic Relationship With The Zhenfa Energy Group” issued by the Company on August 12, 2014.

† Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.